Exhibit (a)(1)(A)

HCC INSURANCE HOLDINGS, INC.
Offer to Amend that Portion of Certain Outstanding Stock Options
That Were Unvested as of
December 31, 2004
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 p.m., CENTRAL TIME, ON August 7, 2007,
UNLESS THE OFFER IS EXTENDED
July 9, 2007

HCC Insurance Holdings, Inc., a Delaware corporation (“HCC,” “us” or “we” or “our”), is making this offer to amend certain stock options previously granted to our employees under our 1995 Flexible Incentive Plan, as amended and restated (the “1995 Plan”), our 1997 Flexible Incentive Plan, as amended and restated (the “1997 Plan”), our 2001 Flexible Incentive Plan, as amended and restated (the “2001 Plan”), and our 2004 Flexible Incentive Plan (the “2004 Plan” and together with the 1995 Plan, the 1997 Plan and the 2001 Plan, the “Plans”). We have recently determined that the closing share price of our common stock on the actual measurement date (“Actual Measurement Date”) for each such option was higher than the original exercise price of such option. The Actual Measurement Date was determined in connection with the restatement of our previously filed consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2005. We are making this offer to mitigate the potential adverse tax consequences that apply to you as the holder of a stock option for which your exercise price is less than the closing share price of our common stock on the Actual Measurement Date for such option.

Under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), options granted with an exercise price less than the fair market value of the underlying stock on the Actual Measurement Date for such options, to the extent they were not vested as of December 31, 2004, will be subject to adverse income taxation unless such options are amended either to be brought into compliance with, or made exempt from, Section 409A. We are now offering individuals who were granted options under one or more of the Plans with such a below-market exercise price, and who are subject to taxation in the United States, the opportunity to amend such options that remain outstanding and unexercised on the expiration date of this offer (an “Eligible Option”). Eligible Options that may be amended under this Offer consist of two parts: (i) the portion of your Eligible Options that were vested as of December 31, 2004 (the “Grandfathered Portion”) and (ii) each portion of your Eligible Options that vested or are scheduled to vest after December 31, 2004 (each an “Eligible Portion”) that were not exercised prior to our termination of this Offer. For various administrative reasons, we are unable to separate the Grandfathered Portion of an Eligible Option (which is not subject to adverse tax consequences under Section 409A) from the Eligible Portion of an Eligible Option (which is subject to adverse tax consequences under Section 409A). The effect of the proposed amendment would be to increase the exercise price per share of each Eligible Option to the closing share price of our common stock on the Actual Measurement Date for that option. The increased exercise price per share resulting from such amendment will apply to both the Grandfathered Portion and the Eligible Portion of your Eligible Options.

Each Eligible Option that we accept for amendment will be amended as of the first business day following the Expiration Date of the Offer. Each amended Eligible Option will otherwise continue to be subject to the same vesting schedule, exercise period, option term and other terms and conditions as in effect for that option immediately prior to its amendment. However, to the extent an Eligible Option was an incentive stock option prior to amendment pursuant to the Offer, such amended option will be deemed to be a non-qualified option as of the original grant date. In fact whether or not you accept this offer, or we accept your amendment, any Eligible Option you hold will be a non-qualified option.

We are providing each optionee who is eligible to participate in the offer with a personalized option summary (“Option Summary”) showing, for each Eligible Option held by such optionee, the original date of grant, the

i

number of unexercised options, the original exercise price and the new exercise price as proposed to be amended (which will be the closing share price of our common stock on the Actual Measurement Date) if the optionee accepts this offer.

If you elect to participate in this Offer to have your Eligible Option amended, you will be eligible to receive a cash payment (the “Cash Bonus”) in a dollar amount determined by multiplying (i) the number of shares of our common stock subject to your Eligible Option by (ii) the amount by which the new exercise price per share exceeds the original exercise price per share of that Eligible Option. The Cash Bonus will be paid (i) with respect to the Grandfathered Portion and the Eligible Portion of an Eligible Option that vested or is scheduled to vest prior to January 1, 2008, on the first payroll date after January 1, 2008, and (ii) with respect to any Eligible Portion of an Eligible Option that is scheduled to vest following December 31, 2007, on the last business day of the calendar quarter in which such Eligible Portion of any such Eligible Option vests. Thus, if an Eligible Option vests in more than one installment, you will receive a Cash Bonus only for each portion of the Eligible Option as such portion vests. You must remain employed by us on the date each portion of your Eligible Option is scheduled to vest to receive the Cash Bonus payable with respect to such portion of your Eligible Option. We have structured the Cash Bonus payment with the continued employment requirement to serve our compensatory objective of retaining and motivating our employees.

We may, at our discretion, accelerate the payment to any recipient of all or any portion of the Cash Bonus, but in no case earlier than January 1, 2008. We do not undertake, and will not be obligated, to treat all recipients of Cash Bonuses in the same manner with respect to any discretionary acceleration of the payment of any portion of any Cash Bonus.

The Offer set forth in this document (the “Offer to Amend”), the related Letter of Transmittal and other offer documents (which together with the Letter of Transmittal and the Offer to Amend, as they may be amended or supplemented from time to time, constitute the “Offer”) will expire on August 7, 2007, unless extended (the “Expiration Date”).

You are not required to accept the Offer. The Offer is not conditioned upon the acceptance of the Offer by the holders of any minimum number of Eligible Options.

As of July 2, 2007, options to purchase 8,667,825 shares of our common stock were issued and outstanding under the Plans, including Eligible Options to purchase up to 2,221,237 shares of our common stock.

Each of our executive officers and directors, and certain terminated employees, who held any options that would have constituted Eligible Options have already agreed with us in writing to amend those options to increase the exercise prices of such options to the closing share price of our common stock on the Actual Measurement Dates for such options and the Board of Directors has determined that such persons will not receive any cash payment in connection with such amendment. As a result, none of our executive officers or directors is eligible to participate in this Offer.

Although our board of directors has approved the Offer, neither we nor our board of directors has made or will make any recommendation as to whether or not you should accept the Offer to amend any Eligible Option. You must make your own decision whether or not to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to the Eligible Portion of an Eligible Option if it is not amended pursuant to the Offer and if you do not amend any such Eligible Option, you will be solely responsible for Section 409A taxes and any comparable state taxes after the Expiration Date of this Offer.

Shares of our common stock are listed on the New York Stock Exchange (“NYSE”) and trade under the symbol “HCC”. On July 5, 2007, the last reported sale price of our common stock on the NYSE was $33.66.

You should direct questions about the Offer or requests for additional copies of this Offer to Amend or the Letter of Transmittal to James L. Simmons or Randy D. Rinicella of HCC at (713) 690-7300; provided, however, that neither Mr. Simmons, Mr. Rinicella, nor any other employee of HCC may render tax, financial or legal advice to you in connection with the Offer or advise you on whether or not you should accept the Offer.

You should rely only on the representations and information contained in or incorporated by reference into this Offer to Amend, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal. We have not authorized anyone to give you any different information. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal, you must not rely upon that representation or information as having been authorized by us.

This Offer to Amend has not been approved or disapproved by the United States Securities and Exchange Commission (the “Securities and Exchange Commission”) or any state or foreign securities commission, nor has the Securities and Exchange Commission or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer to Amend. Any representation to the contrary is a criminal offense. We recommend that you consult with your tax advisors to determine the tax consequences of electing or not electing to participate in the Offer.

See “Certain Risks of Participating in the Offer” beginning on page 9 for a discussion of risks that you should consider before participating in this Offer.

IMPORTANT INFORMATION

We are sending you a personalized Option Summary containing a list of each Eligible Option you currently hold, including the original date of grant, the number of unexercised options, the original exercise price and the new exercise price that will apply to each such Eligible Option if you accept the Offer. If you wish to accept the Offer to amend any Eligible Option, you must timely complete and sign the Letter of Transmittal in accordance with its instructions and (i) fax the completed Letter of Transmittal and any other required documents to James L. Simmons, facsimile number (713) 744-9648, (ii) send the completed Letter of Transmittal and any other required documents via U.S. mail, Federal Express or other nationally-recognized commercial delivery service to James L. Simmons c/o HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040 or (iii) email the completed Letter of Transmittal and any other required documents to JLSimmons@hcc.com. Submission by any other means, including hand delivery, is not permitted.

We are not making the Offer to, nor will we accept any submitted acceptance of the Offer to amend Eligible Options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. We urge you to carefully read the remainder of this Offer to Amend and the accompanying Letter of Transmittal and other offer documents (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Amend, the Letter of Transmittal and the other offer documents. We have included references to the sections of this Offer to Amend, under the heading “The Offer,” where you will find a more complete description of the topics in this summary.

Q.	Why is HCC making the Offer?

HCC Insurance Holdings, Inc. (“HCC,” “us” or “ we” or “our”) is making the Offer to amend certain stock options granted to our employees at a price that we recently determined was less than the fair market value of our common stock on the actual measurement date (“Actual Measurement Date”) for these options, to mitigate the potential adverse tax consequences that may apply to the holders of these options.

Q.	What options are subject to the Offer?

An option to purchase our common stock is an “Eligible Option” and subject to the Offer if the following conditions are met:

•	the options were issued under our 1995 Flexible Incentive Plan, as amended and restated (the “1995 Plan”), our 1997 Flexible Incentive Plan, as amended and restated (the “1997 Plan”), our 2001 Flexible Incentive Plan , as amended and restated (the “2001 Plan”), or our 2004 Flexible Incentive Plan (the “2004 Plan” and together with the 1995 Plan, the 1997 Plan and the 2001 Plan, the “Plans”);

•	the option has an exercise price that we recently determined to be less than the fair market value of our common stock on the Actual Measurement Date for these options; and

•	the options remain outstanding as of the expiration date of this Offer.

Eligible Options consist of two parts: (i) the portion of your Eligible Options that vested as of December 31, 2004 (the “Grandfathered Portion”) and (ii) each portion of your Eligible Options that vested or are scheduled to vest after December 31, 2004 (each an “Eligible Portion”) and which were not exercised prior to termination of this Offer. For various administrative reasons, we are unable to separate the Grandfathered Portion of an Eligible Option (which is not subject to adverse tax consequences under Section 409A) from the Eligible Portion of an Eligible Option (which is subject to adverse tax consequences under Section 409A).

For your convenience, we will provide you with a personalized option summary (“Option Summary”) of each Eligible Option that you currently hold, including the date of grant, the number of option shares, the original exercise price and the new exercise price that will apply to each such Eligible Option if you accept the Offer. See Section 1 — “Eligible Participants; Eligible Options; Amendment and Cash Bonus; Expiration Date; Additional Considerations” of this Offer to Amend for a more detailed discussion.

Q:	Who is eligible to participate in the Offer?

You are eligible to participate in the Offer if:

•	you are our employee or an employee of one of our subsidiaries on the expiration date of the Offer;

•	you hold Eligible Options; and

•	you are subject to taxation in the United States.

None of our executive officers and none of the members of our board of directors are eligible to participate in the Offer. Options held by our executive officers and directors, and certain terminated employees, that would otherwise have constituted Eligible Options have already been amended to increase the exercise prices to the closing share price of our common stock on the Actual Measurement Dates for such options; however, the Board of Directors has determined that for each of the foregoing persons no cash payment in connection with such amendment will be offered. See Section 1 — “Eligible Participants; Eligible Options; Amendment and Cash Bonus; Expiration Date; Additional Considerations” of this Offer to Amend for a more detailed discussion.

Q:	Are optionees residing outside the United States eligible to participate in the Offer?

Yes. If you hold an Eligible Option and are subject to taxation in the United States, you are eligible to participate in the Offer, even if you are not currently residing in the United States. See Section 1 — “Eligible Participants; Eligible Options; Amendment and Cash Bonus; Expiration Date; Additional Considerations” of this Offer to Amend for a more detailed discussion.

Q.	What are the components of the Offer?

Each Eligible Option (including both the Grandfathered Portion and the Eligible Portion) with respect to which an optionee accepts the Offer will be amended to increase the applicable per share exercise price to the closing price per share of our common stock on the Actual Measurement Date. In addition, we will compensate each optionee who accepts the Offer for the increased exercise price per share of his or her Eligible Option. If your Eligible Option is amended, you will become eligible to receive a cash payment (the “Cash Bonus”) in a dollar amount determined by multiplying (i) the number of shares of our common stock subject to your Eligible Option by (ii) the amount by which the new exercise price per share exceeds the original exercise price per share of that Eligible Option.

Q.	When will I receive my Cash Bonus?

The Cash Bonus will be paid as follows:

•	with respect to the Grandfathered Portion and the Eligible Portion of an Eligible Option that vested or is scheduled to vest prior to January 1, 2008 and not exercised before the termination of the Offer, on the first payroll date after January 1, 2008, and

•	with respect to any Eligible Portion of an Eligible Option that is scheduled to vest following December 31, 2007, on the last business day of the calendar quarter in which such Eligible Portion of any such Eligible Option vests. Thus, if an Eligible Option vests in more than one installment, you will receive a Cash Bonus only for each portion of the Eligible Option as such portion vests.

You must remain employed by us on the date each portion of your Eligible Option is scheduled to vest to receive the Cash Bonus payable with respect to such portion of your Eligible Option.

We may, at our discretion, accelerate the payment to any recipient of all or any portion of the Cash Bonus, but in no case shall such payments be made prior to January 1, 2008. We do not undertake, and will not be obligated, to treat all recipients of Cash Bonuses in the same manner with respect to any discretionary acceleration of the payment of any portion of any Cash Bonus. See Section 1 — “Eligible Participants; Eligible Options; Amendment and Cash Bonus; Expiration Date; Additional Considerations” of this Offer to Amend for a more detailed discussion.

Q.	If I choose to participate in the Offer, are there circumstances under which my Eligible Options would be amended and I would not receive a portion of my Cash Bonus?

Yes. If you are not employed by us on the date an Eligible Option vests, you will forfeit your right to receive the Cash Bonus payable with respect to such Eligible Option. We have structured the Cash Bonus in this fashion to serve our compensatory objective of retaining and motivating employees. See Section 1 — “Eligible Participants; Eligible Options; Amendment and Cash Bonus; Expiration Date; Additional Considerations” of this Offer to Amend for a more detailed discussion.

Q.	What are the tax consequences if an option is subject to Section 409A?

Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), which was added to the Code by the American Jobs Creation Act of 2004, generally provides new rules for the taxation of deferred compensation. In April 2007, the U.S. Treasury Department and the Internal Revenue Service issued final regulations with respect to certain items deemed to constitute deferred compensation under Section 409A. Under the final regulations, a stock option granted with an exercise price per share below the fair market value of the underlying shares on the Actual Measurement Date for such option will, to the extent that option was not vested as of December 31, 2004, be subject to certain adverse tax consequences under Section 409A. Under the final regulations, unless remedial action is taken to bring that option into compliance with Section 409A, such a below-market option is subject to adverse U.S. federal income tax consequences under Section 409A as indicated below.

To the extent a Section 409A-covered option vested as to one or more shares during 2005, 2006 or 2007 and was not exercised for those shares prior to December 31, 2007, the preamble to the final regulations (the “Preamble”) states that the optionee would recognize taxable income in 2008 and report the taxable income on his or her 2008 tax return. The Internal Revenue Service has not issued guidance on the manner in which the amount of such taxable income will be determined on those options in 2008, but based on information in the Preamble and guidance under Section 409A for determining the amount of taxable income for 2006 with respect to Section 409A-covered options that were exercised in 2005 or 2006 (the “Prior Taxation Guidance”), the amount of taxable income should be equal to the fair market value of those shares, less the exercise price payable for those shares (the “Spread”), with the fair market value of the shares being measured at December 31, 2008. Taxation would occur in this manner even though the options remain unexercised.

Any such options actually exercised in 2008 (or in 2007) would be taxable in the year of exercise, and the amount of taxable income would be the Spread determined at the time of exercise.

In addition to normal income taxes payable with respect to an affected option, an optionee would also be subject to an additional tax penalty in the year of taxation of the Section 409A-covered options, equal to the sum of (i) 20% of the Spread, plus (ii) interest, at the tax underpayment rate plus 1%, for failure to pay on a timely basis the taxes attributable to the vesting of the options for the taxable year in which the affected option first became vested and exercisable.

Based upon the Prior Taxation Guidance, for tax years after 2008, the optionee would be subject to additional income taxation, penalty taxes and withholding taxes on any subsequent increases to the year-end value of the vested option shares. Such taxation will continue each tax year until the options are exercised. For example, for option shares that vested in 2005 and remain unexercised at the end of 2009, the additional income subject to such taxation would be based on the amount by which the fair market value per share of our common stock on December 31, 2009 exceeded the value taxed in 2008, and the interest penalty tax may be measured for the additional year of 2009. Note, however, the Internal Revenue Service has not yet provided any guidance as to how the additional taxable income is to be measured over the period options remain outstanding after 2006.

Certain states have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax would be in excess of 40% (a 20% federal penalty tax and up to a 20% state penalty tax, plus possible interest charges). We recommend that you consult with your tax advisor to determine the state tax law effect, if any, of the vesting and exercise of your options as well as your decision to accept or not accept this Offer.

Q.	What are the tax consequences if I accept the Offer?

Your acceptance of the Offer to amend your Eligible Options will not result in the recognition of any taxable income for U.S. federal income tax purposes with respect to such Eligible Options, either at the time of the acceptance or at the time your Eligible Options are amended.

If your Eligible Options are amended pursuant to the Offer, you will avoid the adverse tax consequences under Section 409A of the Code that would otherwise apply to the Eligible Portion of your Eligible Options. Accordingly, as each Eligible Portion of your amended Eligible Options vests in one or more installments, you will not recognize immediate taxable income with respect to the shares that vest at such time, and you will not be subject to any 20%

penalty tax or any interest penalty under Section 409A of the Code. However, you will recognize taxable income when you receive the Cash Bonus and you may recognize taxable income when you exercise an amended Eligible Option and/or when you sell the purchased shares. See Sections 2 — “Purpose of the Offer” and 15 — “Material U.S. Federal Income Tax Consequences” of this Offer to Amend for a more detailed discussion.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participating in the Offer. All eligible participants, including those who are also subject to taxation in foreign jurisdictions, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of accepting the Offer.

Q.	What are the tax consequences if I do not accept the Offer?

If you choose not to accept the Offer to amend your Eligible Options, then you may be subject to the adverse tax consequences applicable to the Eligible Portion of your Eligible Options under Section 409A described above. You will be solely responsible for any taxes, penalties or interest payable under Section 409A, and we will have a withholding obligation with respect to such taxes. See Section 2 — “Purpose of the Offer” of this Offer to Amend for a more detailed discussion. See also “Certain Risks of Participating in the Offer — Tax Related Risks.”

In addition, if your Eligible Options are not amended pursuant to the Offer, you will not become eligible to receive the Cash Bonus.

Q.	How are non-qualified options taxed?

Your Eligible Options, whether or not amended as part of this Offer, will be deemed to be non-qualified options. When you exercise any such non-qualified option, you will have immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and we must collect the applicable withholding taxes with respect to such income. See Sections 10 — “Amended Eligible Options Will Not Differ from Eligible Options” and 15 — “Material U.S. Federal Income Tax Consequences” of this Offer to Amend for further discussion.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different consequences in that jurisdiction of exercising your options. All eligible participants, including those who are also subject to taxation in foreign jurisdictions, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of accepting the Offer.

Q.	How will my Cash Bonus be taxed?

You will be taxed upon receipt of each Cash Bonus payment. Each payment will constitute wages for tax withholding purposes but will not be eligible for 401(k) matching contribution purposes. Accordingly, we must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as all applicable foreign taxes and payments required to be withheld with respect to such payment. You will receive only the portion of the payment remaining after all those taxes and payments have been withheld. See Section 15 — “Material U.S. Federal Income Tax Consequences” of this Offer to Amend for further discussion.

Q.	Why do I have to wait until 2008 to receive any portion of my Cash Bonus?

Internal Revenue Service guidance under Section 409A indicates that if the Cash Bonuses are paid in the same calendar year in which the Eligible Portion of an Eligible Option is amended, adverse tax consequences under Section 409A will result. Since the Offer will expire (and the Eligible Options will be amended for those who elect to participate) during calendar year 2007, we are required to wait until calendar year 2008 to pay the Cash Bonus related to the Eligible Portion of Eligible Options in order to avoid these adverse tax consequences.

Q.	How can I participate in the Offer?

If you decide to accept the Offer to amend an Eligible Option, you must deliver to us, before 11:59 p.m., Central Time, on August 7, 2007 (or any later date to which the Offer may have been extended by us as described below), the Letter of Transmittal distributed to you, properly completed and duly executed, and any other documents required by the Letter of Transmittal. The Letter of Transmittal and other documents must be:

•	faxed to James L. Simmons, facsimile number (713) 744-9648;

•	sent via U.S. mail, Federal Express or other nationally-recognized commercial delivery service to James L. Simmons c/o HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040; or

•	emailed to JLSimmons@hcc.com.

Responses submitted by any other means, including hand delivery, are not permitted. If we extend the Offer beyond that time, you must deliver these documents before the extended expiration date of the Offer. We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept your Eligible Option for amendment, and that option will not be amended pursuant to the Offer.

You do not need to deliver to us the stock option award notice or agreement, if you have it, for your Eligible Option in order to accept the Offer. We reserve the right to reject any or all acceptances of the Offer to amend Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely submitted acceptances of the Offer that are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly submitted acceptances of the Offer upon the expiration of the Offer, and we will amend those Eligible Options on the Amendment Date to have exercise prices per share equal to the closing share price of our common stock on the Actual Measurement Dates for those Eligible Options. See Section 4 — “Procedures for Accepting the Offer to Amend Eligible Options” of this Offer to Amend for further discussion.

Q.	Am I required to participate in the Offer?

No. Participation in the Offer is voluntary. You may choose either to accept the Offer to amend an Eligible Option to increase the applicable exercise price or not to accept the Offer and thereby retain the current exercise price for such option. If you decide not to accept the Offer, you will be solely responsible for any income and excise taxes, penalties and interest payable under Section 409A and we will not reimburse you for any such taxes, penalties or interest. In addition, if your Eligible Options are not amended in the Offer, you will not be eligible to receive the Cash Bonus. See Sections 2 — “Purpose of the Offer” and 3 — “Status of Eligible Options Not Amended” of this Offer to Amend for a more detailed discussion. However, if you have already exercised vested options that are subject to Section 409A, or exercise such vested options before the termination of the Offer, the Company has agreed to pay all excise taxes and penalties otherwise payable under Section 409A.

Q.	If I hold multiple Eligible Options, can I choose which Eligible Options with respect to which I want to accept the Offer?

Yes. If you hold multiple Eligible Options, you can choose which Eligible Options with respect to which you want to accept the Offer. However, if you decide to accept the Offer with respect to a particular Eligible Option, you must accept the Offer to increase the per share exercise price for all of the option shares subject to that particular Eligible Option. With respect to a given Eligible Option, we will not accept your acceptance of the Offer if it relates to less than all of the option shares subject to that particular Eligible Option. See Sections 1 — “Eligible Participants; Eligible Options; Amendment and Cash Bonus; Expiration Date; Additional Considerations” and 4 — “Procedures for Accepting the Offer to Amend Eligible Options” of this Offer to Amend for a more detailed discussion.

Q.	Will the terms and conditions of my amended Eligible Option be the same as my original Eligible Option?

Except for the new exercise price per share (which will be increased to the closing share price of our common stock on the Actual Measurement Date for the Eligible Option), each Eligible Option that is amended pursuant to the Offer will continue to remain subject to the same terms and conditions as in effect for that option immediately prior to its amendment. Accordingly, the amended Eligible Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and it will have the same exercise period, option term and other conditions currently in effect for that option. However, to the extent an Eligible Option was an incentive stock option prior to amendment pursuant to this Offer, such amended option will be deemed to be a non-qualified option as of the original grant date. See Sections 1 — “Eligible Participants; Eligible Options; Amendment and Cash Bonus; Expiration Date; Additional Considerations” and 10 — “Amended Eligible Options Will Not Differ from Eligible Options” of this Offer to Amend for a more detailed discussion.

Q.	When will my Eligible Options be amended?

Each Eligible Option as to which you have timely accepted the Offer will be amended as of the first business day following the expiration date of the Offer (the “Amendment Date”). See Section 1 — “Eligible Participants; Eligible Options; Amendment and Cash Bonus; Expiration Date; Additional Considerations” of this Offer to Amend for a more detailed discussion.

Q.	What happens if the fair market value of HCC common stock on the Amendment Date is less than the adjusted exercise price per share? Will my option shares have a price that is less than that adjusted exercise price?

No. Even if the closing share price of our common stock on the Amendment Date is less than the closing price per share of our common stock on the Actual Measurement Date, your Eligible Option will be amended to have an exercise price equal to the closing price per share of our common stock on the Actual Measurement Date as set forth in your personalized Option Summary.

Q.	When can I exercise an amended Eligible Option?

You may exercise an amended Eligible Option at any time following its amendment and prior to its termination for the shares for which it is exercisable at the time. If you exercise an Eligible Option prior to its amendment, it cannot be amended pursuant to the Offer and you will be subject to any income and excise taxes, penalties and interest payable under Section 409A applicable to the Eligible Portion of your Eligible Options. See the next question below.

Q.	Can I exercise my Eligible Options prior to the expiration of the Offer?

You may exercise your Eligible Options during the Offer, provided such exercise complies with the existing terms of your Eligible Options. In addition, if you accept the Offer to amend an Eligible Option and subsequently decide that you want to exercise your Eligible Option prior to its amendment, you must first withdraw your previously submitted acceptance with respect to such Eligible Option. If you exercise an Eligible Option prior to its amendment pursuant to the Offer, you may be subject to adverse tax consequences under Section 409A with respect to the Eligible Portion of the Eligible Option. However, we have agreed to reimburse anyone who does exercise before this Offer is completed for the 20% excise taxes and penalties they would otherwise be obligated to pay under Section 409A. We will NOT reimburse you for any Section 409A excise taxes or penalties you incur by exercising options not in compliance with, or otherwise exempted from, the requirements of Section 409A following the expiration of this Offer. See Section 3 — “Status of Eligible Options Not Amended” of this Offer to Amend for a more detailed discussion.

Q.	If I elect to amend an Eligible Option, will my election affect other components of my compensation?

Your decision to accept or reject the Offer will not affect your current or future compensation. Your acceptance or rejection of the Offer also will not affect your eligibility to receive option grants in the future.

Q.	What are the conditions of the Offer?

The Offer is subject to a number of conditions, which are described in Section 7 — “Conditions of the Offer” of this Offer to Amend. These conditions include requirements that there shall have been:

(1) no action or proceeding that relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business or materially impair the contemplated benefits of the Offer to you or us;

(2) no action threatened in writing, pending or taken, or approval withheld, or statute, rule, regulation, judgment, order or injunction deemed to be applicable to the Offer or us or any of our subsidiaries, that, in our reasonable judgment, might directly or indirectly:

•	restrict or prohibit consummation of the Offer;

•	delay or restrict our ability to amend some or all of the Eligible Options;

•	materially impair the benefits of the Offer to you or us; or

•	materially and adversely affect our business or otherwise materially impair in any way the contemplated future conduct of our business.

(3) no general suspension of, trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(4) no significant change in the market price of the shares of our common stock or change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

(5) no decline in either the Dow Jones Industrial Average, the NASDAQ Composite Index, the New York Stock Exchange Composite Index or the Standard and Poor’s 500 Index by an amount in excess of 10% measured during any time period after the close of business on June 15, 2007;

(6) no change in generally accepted accounting principles which could or would require us for financial reporting purposes to record compensation expense in connection with the Offer which would be in excess of any compensation expense which we would be required to record under generally accepted accounting principles in effect at the time we commence the Offer; and

(7) no change in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer.

Please refer to Section 7 — “Conditions of the Offer” of this Offer to Amend for a complete list of the conditions of the Offer. The completion of the Offer is not conditioned upon the acceptance of the Offer by the holders of any minimum number of Eligible Options.

Q.	When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

The Offer expires on August 7, 2007, at 11:59 p.m., Central Time, unless we extend it.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will issue a press release or other public announcement informing you of the extension no later than 8:00 a.m., Central Time (9:00 a.m., Eastern Time), on the next business day following the previously scheduled expiration of the Offer period. See Sections 1 — “Eligible Participants; Eligible Options; Amendment and Cash Bonus; Expiration Date; Additional Considerations” and 16 — “Extension of the Offer; Termination; Amendment” of this Offer to Amend for further discussion.

Q.	During what period of time may I withdraw my previously submitted acceptance of the Offer to amend an Eligible Option?

You may withdraw your acceptance of the Offer with respect to some or all of your Eligible Options at any time before 11:59 p.m., Central Time, on August 7, 2007. If we extend the Offer beyond that time, you may withdraw your submitted acceptance with respect to some or all of your Eligible Options at any time until the extended expiration date of the Offer. To withdraw your submitted acceptance, you must send to us a properly completed and executed Withdrawal Form, with the required information while you still have the right to withdraw the submitted acceptance of the Offer. A copy of the Withdrawal Form is enclosed with this Offer to Amend. The Withdrawal Form must be:

•	faxed to James L. Simmons, facsimile number (713) 744-9648;

•	sent via U.S. mail, Federal Express or other nationally-recognized commercial delivery service to James L. Simmons c/o HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040; or

•	emailed to JLSimmons@hcc.com.

Responses submitted by any other means, including hand delivery, are not permitted. Once you have withdrawn your acceptance, you may re-submit an acceptance only if you again follow the acceptance procedures described in this document and the Letter of Transmittal prior to the expiration date of the Offer. If you withdraw your acceptance and do not re-submit an acceptance, you may be subject to adverse income tax consequences under Section 409A. See Section 5 — “Withdrawal Rights” of this Offer to Amend for further discussion.

Q.	What will be the total amount of the Cash Bonuses?

If the Offer is accepted with respect to all of the Eligible Options, we expect to pay Cash Bonuses of approximately $4.0 million in the aggregate. See Section 13 — “Status of Options Amended by Us in the Offer; Accounting Consequences of the Offer” of this Offer to Amend for further discussion.

Q.	What does HCC think of the Offer?

Although our board of directors has approved the Offer, neither we nor our board of directors has made or will make any recommendation as to whether or not you should accept the Offer. You must make your own decision whether or not to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to the Eligible Portion of an Eligible Option if the Eligible Option is not amended. We recommend that you consult with your tax advisors when deciding whether or not you should accept the Offer. See Sections 1 — “Eligible Participants; Eligible Options; Amendment and Cash Bonus; Expiration Date; Additional Considerations” and 2 — “Purpose of the Offer” of this Offer to Amend for further discussion.

Q.	What are some of the key dates to remember?

Commencement Date:  The commencement date of the Offer is July 9, 2007.

Expiration Date:  The Offer expires at 11:59 p.m., Central Time, on August 7, 2007 (unless we extend the Offer).

Amendment Date:  The Eligible Options will be amended as of August 8, 2007 (unless we extend the Offer).

The Cash Bonus will be paid (i) with respect to the Grandfathered Portion and the Eligible Portion of an Eligible Option that vested or is scheduled to vest prior to January 1, 2008, on the first payroll date after January 1, 2008, and (ii) with respect to any Eligible Portion of an Eligible Option that is scheduled to vest following December 31, 2007, on the last business day of the calendar quarter in which such Eligible Portion of any such Eligible Option vests. Thus, if an Eligible Option vests in more than one installment, you will receive a Cash Bonus only for each portion of the Eligible Option as such portion vests. You must remain employed by us on the date each portion of your Eligible Option is scheduled to vest to receive the Cash Bonus payable with respect to such portion of your Eligible Option.

Q.	Who can I talk to if I have questions about the Offer?

For additional information or assistance, you should contact James L. Simmons or Randy D. Rinicella of HCC at (713) 690-7300; provided, however, that neither Mr. Simmons, Mr. Rinicella, nor any other employee of HCC may render tax, financial or legal advice to you in connection with the Offer or advise you on whether or not you should accept the Offer.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves risks discussed in this Offer to Amend and described below. In addition, information concerning risk factors is included in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference herein and may be inspected at, and copies of which may be obtained from, the places and in the manner described in Section 11 — “Information Concerning HCC” of this Offer to Amend. You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer.

Tax-Related Risks

The Internal Revenue Service could change the expected tax consequences of Section 409A.

As described in the Summary Term Sheet and in Section 2 — “Purpose of the Offer” below, based on the final regulations, including the Preamble, and under other guidance previously issued under Section 409A, the Eligible Portion of each Eligible Option is subject to adverse tax consequences under Section 409A. We believe that we have complied in good faith with the applicable guidance and final regulations with respect to the Offer to amend Eligible Options to avoid the adverse tax consequences of Section 409A. However, while the Internal Revenue Service has issued final regulations under Section 409A, the final regulations do not address all open issues under Section 409A. Additional future guidance is expected on several remaining issues, including the calculation of income inclusion. There is a chance that future guidance issued by the Internal Revenue Service may modify how and when you must recognize and report certain taxes, interest and penalties under Section 409A with respect to your Eligible Options. In addition, your personal tax advisor may advocate a position under the current statute and Internal Revenue Service guidance that your Eligible Options are exempt from Section 409A. We cannot guarantee the effect of any future Internal Revenue Service guidance.

You may incur additional tax and penalties other than under United States federal tax law.

State and local taxes.  The discussion in Section 2 — “Purpose of the Offer” and Section 15 — “Material U.S. Federal Income Tax Consequences” of this Offer to Amend describes the material U.S. federal income tax consequences if you choose to participate in the Offer and if you choose not to participate in the Offer; state and local taxes may differ. Certain states have adopted provisions similar to Section 409A under state tax law; if you are subject to income taxation in such states, you may incur additional taxes and penalties under such provisions with respect to the Eligible Portion of any Eligible Options.

Tax-related risks for residents of multiple countries.  If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisors to discuss these consequences.

All option holders should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer.

Procedural Risks

We will not accept late or improperly submitted documents.

You are responsible for ensuring that your Letter of Transmittal and/or Withdrawal Form is received by us prior to the expiration date of the Offer. Your submissions may only be made via facsimile, U.S. mail, Federal Express or other nationally-recognized commercial delivery service or email. Submissions made by any other means, including hand delivery, will not be accepted. We recommend that you keep a copy of your submissions and fax confirmation sheet, U.S. postal receipt, or Federal Express or other nationally-recognized commercial delivery service receipt or email. If we do not have a record of receipt of your Letter of Transmittal and/or Withdrawal Form and you do not have evidence of timely submission, we will not be obligated to change any determinations we may have made regarding your participation in the Offer.

THE OFFER

1.	Eligible Participants; Eligible Options; Amendment and Cash Bonus; Expiration Date; Additional Considerations

Upon the terms and subject to the conditions of the Offer, we will amend all Eligible Options (as defined below) held by Eligible Participants (as defined below) who accept the Offer in accordance with Section 4 — “Procedures for Accepting the Offer to Amend Eligible Options”, and who do not validly withdraw their acceptance in accordance with Section 5 — “Withdrawal Rights” before the Expiration Date (as defined below).

Eligible Participants

Individuals to whom we have granted Eligible Options and who are subject to taxation in the United States are eligible to participate in the Offer (“Eligible Participants”) and to accept the Offer to amend their Eligible Options in accordance with the terms and conditions of the Offer.

None of our executive officers and none of the members of our board of directors is eligible to participate in the Offer. Options held by our executive officers and directors, and certain terminated employees, that would otherwise have constituted Eligible Options have already been amended to increase the exercise prices to the closing share price of our common stock on the Actual Measurement Dates for such options. See Section 12 — “Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”.

Eligible Options

An “Eligible Option” is an option to purchase shares of our common stock granted under any of the Plan, with an exercise price less than the closing share price of our common stock on the Actual Measurement Date for such option, which option remains outstanding and unexercised on the Expiration Date of this Offer. The Actual Measurement Date was determined in connection with the restatement of our previously filed consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2005. Eligible Options that may be amended under this Offer consist of two parts: (i) the portion of your Eligible Options that vested as of December 31, 2004 (the “Grandfathered Portion”) and (ii) each portion of your Eligible Options that vested or are scheduled to vest after December 31, 2004 (each an “Eligible Portion”). For various administrative reasons, we are unable to separate the Grandfathered Portion of an Eligible Option (which is not subject to adverse tax consequences under Section 409A) from the Eligible Portion of an Eligible Option (which is subject to adverse tax consequences under Section 409A).

We will provide each Eligible Participant with a personalized Option Summary showing, for each Eligible Option held by such Eligible Participant, the original date of grant, the number of unexercised options, the original exercise price and the new exercise price as proposed to be amended (which will be the closing share price of our common stock on the Actual Measurement Date) if the Eligible Participant accepts this Offer.

You are not required to accept this Offer with respect to any or all of your Eligible Options. If you are an Eligible Participant and you hold multiple Eligible Options you wish to amend, you may choose which Eligible Options with respect to which you accept the Offer. However, if you are an Eligible Participant and you choose to accept the Offer with respect to any given Eligible Option you hold, you must tender all or none of the option shares subject to such Eligible Option, including both the Eligible Portion and the Grandfathered Portion of such Eligible Option. A partial amendment of an Eligible Option will not be accepted. As of July 2, 2007, Eligible Options to purchase 2,221,237 shares of our common stock were outstanding.

Amendment and Cash Bonus

If you accept the Offer to amend an Eligible Option, then the per share exercise price of the shares subject to the Eligible Option will be increased to the closing share price of our common stock on the Actual Measurement Date for that option. The “Amendment Date” will be the date on which the Eligible Option will be deemed to be amended to increase the exercise price to the closing share price of our common stock on the Actual Measurement Date for that option, and will be the first business day following the Expiration Date of the Offer.

The amendment of an Eligible Option pursuant to the Offer will not affect the original terms and conditions of the Eligible Option, other than as to the exercise price and the characterization of the Eligible Option as a non-qualified option as of the original date of grant, regardless of whether the Eligible Option was intended to qualify as an incentive stock option on such date. Your amended Eligible Option will continue to be subject to the same vesting schedule and expiration date as in effect prior to the amendment pursuant to the Offer. The number of shares of our common stock subject to an amended Eligible Option will be equal to the number of shares of our common stock subject to the original Eligible Option prior to the amendment (except as such number may be adjusted in the event of certain corporate changes as currently provided in the Plans). As a result of our determination that an Eligible Option was granted with an exercise price that is less than the closing share price of our common stock on the Actual Measurement Date, and regardless of whether an Eligible Option was intended on the original date of grant to qualify as an incentive stock option, all amended Eligible Options will be deemed to be non-qualified options as of the original date of grant, including any awards that were intended to qualify as incentive stock options. In other words, if you hold an option that was granted at a price below the closing share price of our common stock on the Actual Measurement Date, it will not be treated as an incentive stock option whether or not you accept this Offer.

Each amended Eligible Option will continue to be subject to the terms and conditions of the applicable Plan under which it was granted. The terms of the Plans permit us to amend outstanding options with the written consent of the option holder. The compensation committee of our board of directors administers the Plans, and has authority to construe, interpret and amend the Plans. All shares of common stock issuable upon exercise of options under the Plans, including the shares that will be issuable upon exercise of the amended Eligible Options, have been registered under the Securities Act of 1933, as amended, on one or more Registration Statements on Form S-8 filed with the Securities and Exchange Commission.

Additional information concerning the Plans may be found in the Plans, which are filed as exhibits to this Offer to Amend and are incorporated herein by reference, and in the related Prospectuses prepared in connection with each Plan. Please contact James L. Simmons of HCC by telephone at (713) 690-7300 or by email at JLSimmons@hcc.com to request copies of the Plans or the related Prospectuses. Copies will be provided to you promptly at our expense.

Each Eligible Option with respect to which an optionee accepts the Offer will be amended to increase the applicable per share exercise price as set forth in your personalized Option Summary. In addition, we will compensate each optionee who accepts the Offer for the increased exercise price per share of his or her Eligible Option. If your Eligible Option is amended, you will become eligible to receive a cash payment (the “Cash Bonus”) in a dollar amount determined by multiplying (i) the number of shares of our common stock subject to your Eligible Option by (ii) the amount by which the new exercise price per share exceeds the original exercise price per share of that Eligible Option. The Cash Bonus will be paid (i) with respect to the Grandfathered Portion and the Eligible Portion of an Eligible Option that vested or is scheduled to vest prior to January 1, 2008, on the first payroll date after January 1, 2008, and (ii) with respect to any Eligible Portion of an Eligible Option that is scheduled to vest following December 31, 2007, on the last business day of the calendar quarter in which such Eligible Portion of any such Eligible Option vests. Thus, if an Eligible Option vests in more than one installment, you will receive a Cash Bonus only for each portion of the Eligible Option as such portion vests. You must remain employed by us on the date each portion of your Eligible Option is scheduled to vest to receive the Cash Bonus payable with respect to such portion of your Eligible Option. We have structured the Cash Bonus payment with the continued employment requirement to serve our compensatory objective of retaining and motivating our employees.

We may, in our discretion, accelerate the payment to any recipient of all or any portion of the Cash Bonus, but in no case shall such payments be made prior to January 1, 2008. We do not undertake, and will not be obligated, to treat all recipients of Cash Bonuses in the same manner with respect to any discretionary acceleration of the payment of any portion of any Cash Bonus.

We must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as all applicable foreign tax and other payments from each Cash Bonus payment, and the optionee will receive only the portion of the payment remaining after those taxes and payments have been withheld.

If all the Eligible Participants accept the Offer to reprice all Eligible Options, then the maximum Cash Bonuses payable pursuant to the Offer will be approximately $4.0 million in the aggregate.

Expiration Date

The term “Expiration Date” means 11:59 p.m., Central Time, on August 7, 2007, or such later time and date at which the Offer expires in the event we decide to extend the period of time during which the Offer will remain open. See Section 16 — “Extension of the Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and amend the Offer and Section 7 — “Conditions of the Offer” for a description of conditions of the Offer.

Additional Considerations

In deciding whether to accept the Offer to amend any Eligible Option, you should know that we continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions, including public and private offerings of our debt and equity securities. We also grant options in the ordinary course of business to our current and new employees, including our executive officers and directors. Our employees, including our executive officers and directors, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission, we presently have no specific plans or proposals that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy, or our capitalization;

•	any change in our present board of directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	the delisting of our common stock from the NYSE;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

•	any change in our articles of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

2.	Purpose of the Offer

We previously granted to our employees options to purchase shares of our common stock under the Plans. We have recently determined that the closing share price of our common stock on the Actual Measurement Date for each such option for accounting and tax purposes was higher than the original exercise price of such option (i.e., the closing share price on the original grant date). We are making the Offer to mitigate the potential adverse tax consequences that apply to the holder of a stock option when the exercise price is lower than the closing share price of our common stock on the Actual Measurement Date of that option.

Under Section 409A of the Code, options granted with an exercise price less than the fair market value of our common stock on the Actual Measurement Date for such options, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless the option is either amended to be brought into compliance with or made exempt from Section 409A. The purpose of the Offer is to enable us either to bring such options into compliance with or make such options exempt from Section 409A by increasing the exercise price per share to the closing share price of our common stock on the Actual Measurement Dates for those options. Because we may not be able to amend these options unilaterally without your consent, your acceptance of the Offer is necessary to effect this amendment.

Section 409A, which was added to the Code by the American Jobs Creation Act of 2004, generally provides new rules for the taxation of deferred compensation. In April 2007, the U.S. Treasury Department and the Internal Revenue Service issued final regulations with respect to certain items deemed to constitute deferred compensation under Section 409A. Under the final regulations, a stock option granted with an exercise price per share below the fair market value of the underlying shares on the Actual Measurement Date for such option will, to the extent that option was not vested as of December 31, 2004, be subject to certain adverse tax consequences under Section 409A. Under transition guidance issued prior to the final regulations, unless remedial action is taken to bring that option into compliance with Section 409A, such a below-market option is subject to adverse U.S. federal income tax consequences under Section 409A as indicated below.

To the extent a Section 409A-covered option vested as to one or more shares during 2005, 2006 or 2007 and was not exercised for those shares prior to December 31, 2007, the preamble to the final regulations (the “Preamble”) states that the optionee would recognize taxable income in 2008 and report the taxable income on his or her 2008 tax return. The Internal Revenue Service has not issued guidance on the manner in which the amount of such taxable income will be determined on those options in 2008, but based on information in the Preamble and guidance under Section 409A for determining the amount of taxable income for 2006 with respect to Section 409A-covered options that were exercised in 2005 or 2006 (the “Prior Taxation Guidance”), the amount of taxable income should be equal to the fair market value of those shares, less the exercise price payable for those shares (the “Spread”), with the fair market value of the shares being measured at December 31, 2008. Taxation would occur in this manner even though the options remain unexercised.

Any such options actually exercised in 2008 (or in 2007) would be taxable in the year of exercise, and the amount of taxable income would be the Spread determined at the time of exercise.

In addition to normal income taxes payable with respect to an affected option, an optionee would also be subject to an additional tax penalty in the year of taxation of the Section 409A-covered options, equal to the sum of (i) 20% of the Spread, plus (ii) interest, at the tax underpayment rate plus 1%, for failure to pay on a timely basis the taxes attributable to the vesting of the options for the taxable year in which the affected option first became vested and exercisable.

Based upon the Prior Taxation Guidance, for tax years after 2008, the optionee would be subject to additional income taxation, penalty taxes and withholding taxes on any subsequent increases to the year-end value of the vested option shares. Such taxation will continue each tax year until the options are exercised. For example, for option shares that vested in 2005 and remain unexercised at the end of 2009, the additional income subject to such taxation would be based on the amount by which the fair market value per share of our common stock on December 31, 2009 exceeded the value taxed in 2008, and the interest penalty tax may be measured for the additional year of 2009. Note, however, the Internal Revenue Service has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after 2006.

Certain states have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax would be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax, plus possible interest charges). We strongly recommend that you consult with your tax advisor to determine the state tax law effect, if any, of the vesting and exercise of your options as well as your decision to accept or not accept this Offer.

By accepting the Offer to amend each Eligible Option you hold to increase the exercise price to the closing share price of our common stock on the Actual Measurement Date for that option, you will avoid the negative tax consequences of Section 409A applicable to the Eligible Portion of an Eligible Option described above. Please see Section 15 — “Material U.S. Federal Income Tax Consequences” for the material U.S. federal tax consequences of participating in this Offer.

Section 409A only applies to below-market grants of options which were not vested as of December 31, 2004. Any option with an exercise price less than the closing share price of our common stock on the Actual Measurement Date for such option granted prior to October 4, 2004 which was vested as of December 31, 2004 is not subject to Section 409A.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. We recommend that you consult your personal tax advisors to discuss these consequences.

Neither we nor our board of directors has made or will make any recommendation as to whether or not you should accept the Offer to amend any Eligible Option, nor have we authorized any person to make any such recommendation. You must make your own decision whether or not to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to the Eligible Portion of an Eligible Option if it is not amended pursuant to the Offer. You are urged to evaluate carefully all of the information in the Offer and we recommend that you consult your own investment, legal and tax advisors.

3.	Status of Eligible Options Not Amended

If you choose not to accept the Offer to amend an Eligible Option, that option will remain outstanding in accordance with its existing terms and will be deemed to be a non-qualified option. Accordingly, if no other action is taken to bring that option into compliance with, or otherwise make that option exempt from, Section 409A, you may be subject to the adverse U.S. federal income tax consequences described in Section 2 — “Purpose of the Offer” above. You will be solely responsible for any income or excise taxes, penalties and interest payable under Section 409A, and we will have a withholding obligation with respect to such income and excise taxes and penalties. We will NOT reimburse you for any Section 409A excise taxes, penalties or interest you incur in connection with options not in compliance with, or otherwise exempted from, the requirements of Section 409A following the expiration of this Offer.

4.	Procedures for Accepting the Offer to Amend Eligible Options

Proper Acceptance of Offer to Amend.  For your convenience, we will send you a personalized Option Summary of each Eligible Option that you currently hold, including the number of shares and the new exercise price that will apply to such Eligible Option if you accept the Offer. To validly accept the Offer to amend an Eligible Option pursuant to the Offer, you must, in accordance with the terms of the enclosed Letter of Transmittal, properly complete, duly execute and deliver to us the Letter of Transmittal, along with any other required documents. Except in accordance with the next sentence, the Letter of Transmittal must be executed by the Eligible Option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to us of the authority of such person to act in such capacity must be indicated on the Letter of Transmittal.

We must receive all of the required documents before the Expiration Date. If we extend the Offer beyond that time, we must receive those documents before the extended Expiration Date of the Offer. We will not accept delivery of any Letter of Transmittal or other required documents after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal and all other required documents from you prior to the expiration of the Offer, no Eligible Option you hold will be amended. You do not need to deliver to us the stock option award notice or agreement, if you have it, for your Eligible Option in order to accept the Offer.

The Letter of Transmittal and other documents may only be submitted by (i) facsimile to James L. Simmons, facsimile number (713) 744-9648, (ii) U.S. mail, Federal Express or other nationally-recognized commercial delivery service to James L. Simmons c/o HCC Insurance Holdings, Inc. 13403 Northwest Freeway, Houston, TX 77040 or (iii) email to JLSimmons@hcc.com. Submissions by any other means, including hand delivery, are not permitted. Delivery of all documents, including the Letter of Transmittal and any other required documents, is at your risk. You should allow sufficient time to ensure timely delivery.

If you have more than one Eligible Option, you may choose to tender some or all of your Eligible Options for amendment. However, if you decide to accept the Offer with respect to a particular Eligible Option, you must accept the Offer to increase the per share exercise price for all of the option shares subject to that particular Eligible Option. With respect to a given Eligible Option, we will not accept your acceptance of the Offer if it relates to less than all of the option shares subject to that particular Eligible Option.

If you attempt to include in your Letter of Transmittal any option which is not an Eligible Option or only a portion of an Eligible Option, we will not accept the submitted acceptance with respect thereto, but we do intend to accept any properly submitted acceptance of the Offer to amend an Eligible Option set forth in the Letter of Transmittal.

Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of the Offer, and we will decide, in our sole discretion all questions as to (i) the portion of each option grant which comprises an Eligible Option for purposes of the Offer; (ii) the number of shares of common stock comprising the Eligible Option, and (iii) the amount of the Cash Bonus relating to each properly submitted acceptance of the Offer to amend an Eligible Option and whether and when such Cash Bonus will be payable, consistent with the terms of the Offer. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all acceptances of the Offer that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept each properly and timely submitted acceptance of the Offer that is not validly withdrawn. We reserve the right to waive any of the conditions of the Offer. If we waive a condition of the Offer for any Eligible Participant, the condition will be waived for all Eligible Participants. We also reserve the right to waive any defect or irregularity in any acceptance of the Offer. No acceptance of the Offer to amend an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the submitting holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in the election to amend any Eligible Option, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.  Your acceptance of the Offer to amend an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance of your submitted acceptance of the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for amendment all properly submitted acceptances of the Offer to amend Eligible Options that have not been validly withdrawn, and we will increase the exercise price per share of those options on the Amendment Date to the closing share price of our common stock on the Actual Measurement Dates for those options.

5.	Withdrawal Rights

You may only withdraw your submitted acceptance of the Offer in accordance with the provisions of this Section 5 — “Withdrawal Rights”.

You may withdraw your submitted acceptance of the Offer with respect to some or all of your Eligible Options at any time before 11:59 p.m., Central Time, on the Expiration Date of the Offer. In addition, unless we accept your Letter of Transmittal and amend your Eligible Option before 11:59 p.m., Central Time, on August 7, 2007, you may withdraw your submitted acceptance of the Offer with respect to some or all of your Eligible Options at any time thereafter. Assuming the Offer is not extended, we currently expect to amend all Eligible Options with respect to which the Offer has been accepted on August 8, 2007.

To validly withdraw your submitted acceptance of the Offer, you must deliver to us a properly completed and duly executed Withdrawal Form with the required information, while you still have the right to withdraw the submitted acceptance of the Offer. You may submit the Withdrawal Form only by (i) facsimile to James L. Simmons, facsimile number (713) 744-9648, (ii) U.S. mail, Federal Express or other nationally-recognized commercial delivery service to James L. Simmons c/o HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040 or (iii) email to JLSimmons@hcc.com. Submissions by any other means, including hand delivery, are not permitted. A copy of the Withdrawal Form is enclosed with this Offer to Amend.

Although you may withdraw your acceptance with respect to one or more Eligible Options, you may not withdraw your acceptance of the Offer with respect to only a portion of the option shares subject to an Eligible Option. If you choose to withdraw your acceptance of the Offer with respect to any Eligible Option, you must withdraw the entire acceptance with respect to all option shares subject to such Eligible Option.

Except in accordance with the immediately following sentence, the Withdrawal Form must be executed by the option holder who submitted the acceptance. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to us of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

You may not rescind any withdrawal, and any acceptance of the Offer you withdraw will not thereafter be deemed to be subject to the Offer, unless you properly re-submit a new Letter of Transmittal indicating your acceptance to amend an Eligible Option before the Expiration Date by following the procedures described in Section 4 — “Procedures for Accepting the Offer to Amend Eligible Options”. This new acceptance must be properly completed, signed and dated after your original Letter of Transmittal and your Withdrawal Form.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form submitted to us, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding on all parties.

6.	Acceptance of Eligible Options for Amendment

The Offer is subject to the terms and conditions described in this Offer to Amend. We will only accept elections as to Eligible Options that are properly submitted for amendment and not validly withdrawn in accordance with Section 5 — “Withdrawal Rights” of this Offer to Amend before the Expiration Date. We may, however, reject any or all election forms to the extent that we determine they were not properly submitted, to the extent that we determine it is unlawful to accept the Eligible Option tendered for amendment or to the extent certain conditions described in Section 7 — “Conditions of the Offer” of this Offer to Amend exist which in our reasonable judgment makes it inadvisable to proceed with the Offer.

We will amend the exercise price of accepted Eligible Options on the Amendment Date. We will provide oral or written notice to the option holders of our acceptance, which may be by e-mail, press release or other means.

Promptly following the Expiration Date, we will also provide the holder of each Eligible Option subject to a validly submitted acceptance of the Offer with a letter evidencing your eligibility to receive the Cash Bonus in accordance with the terms of the Offer.

7.	Conditions of the Offer

We will not accept any acceptances of the Offer to amend Eligible Options, and we may terminate or amend the Offer or postpone our acceptance and amendment of any Eligible Options, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after July 9, 2007, and prior to the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of any acceptances of the Offer to amend Eligible Options:

(a) there shall have been threatened in writing or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the repricing of some or all of the Eligible Options pursuant to the Offer or the payment of the Cash Bonuses, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), assets, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to you or us;

(b) there shall have been any action threatened in writing, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any agency, authority or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the amendment of the Eligible Options or payment of the Cash Bonuses illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to amend some or all of the Eligible Options;

•	materially impair the benefits of the Offer to you or us, which we believe might occur as a result of further changes to Section 409A of the Code, the regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or

•	materially and adversely affect our business, condition (financial or other), assets, operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries.

(c) there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), assets, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	any decline in either the Dow Jones Industrial Average, the NASDAQ Composite Index, the New York Stock Exchange Composite Index or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on June 15, 2007.

(d) there shall have occurred any change in generally accepted accounting principles or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense in connection with the Offer which would be in excess of any compensation expense which we would be required to record under generally accepted accounting principles in effect at the time we commence the Offer;

(e) a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission before August 7, 2007;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission before August 7, 2007 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities or those of any of our subsidiaries.

(f) any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer; or

(g) any rules, regulations or actions by any governmental authority, the NYSE, or other regulatory or administrative authority of any national securities exchange shall have been enacted, enforced or deemed applicable to us that makes it inadvisable for us to proceed with the Offer.

The conditions of the Offer are for our benefit. We may assert them in our reasonable discretion prior to the Expiration Date regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our reasonable discretion, whether or not we waive any other condition to the Offer. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 — “Conditions of the Offer” will be final and binding upon all persons. If we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law. See Section 16 — “Extension of the Offer; Termination; Amendment”. The Offer is not conditioned upon the acceptance of the Offer by the holders of any minimum number of Eligible Options.

8.	Price Range of Common Stock Underlying the Options

There is no established trading market for Eligible Options, or any other options granted under the Plans.

Our common stock is listed and traded on the NYSE under the symbol “HCC.” The following table provides, for the periods indicated, the high and low intra-day sales prices per share of our common stock as reported on the NYSE, and the dividends declared:

			Cash Dividend
	High	Low	per Share

Year Ending December 31, 2007
Third Quarter (through July 5, 2007)	$34.21	$33.50	—
Second Quarter	$34.45	$30.43	$.10
First Quarter	$32.89	$29.39	$.10
Year Ending December 31, 2006
Fourth Quarter	$35.15	$28.81	$.10
Third Quarter	$33.99	$28.82	$.10
Second Quarter	$34.92	$28.51	$.10
First Quarter	$34.89	$29.25	$.075
Year Ended December 31, 2005
Fourth Quarter	$32.95	$26.91	$.075
Third Quarter	$28.89	$25.11	$.075
Second Quarter	$26.96	$23.05	$.075
First Quarter	$26.17	$21.31	$.057

On July 5, 2007, the closing price of our common stock on the NYSE was $33.66 per share.

Beginning in June 1996, we announced a planned quarterly program of paying cash dividends to shareholders. Our board of directors may review our dividend policy from time to time and any determination with respect to future dividends will be made in light of regulatory and other conditions at that time, including our earnings, financial condition, capital requirements, loan covenants and other related factors. Under the terms of our bank loan facility, we are prohibited from paying dividends in excess of an agreed upon maximum amount in any year. That limitation should not affect our ability to pay dividends in a manner consistent with our past practice and current expectations.

The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

9.	Source and Amount of Consideration

If we accept your acceptance of the Offer to amend an Eligible Option, that option will be amended to increase the exercise price per share to the closing share price of our common stock on the Actual Measurement Date for that option. If you accept the Offer, then in addition to the repricing of your Eligible Option, you will be eligible to receive the Cash Bonus. The Cash Bonus payments will be made from our cash and cash equivalents, and you will be a general creditor of HCC with respect to the Cash Bonus. To receive the Cash Bonus with respect to an Eligible Option, you must remain employed by us (or one of our subsidiaries) on the date each portion of your Eligible Option is scheduled to vest.

If all Eligible Participants accept the Offer to amend all Eligible Options pursuant to the Offer, then the resulting repriced Eligible Options will cover 2,221,237 shares of our common stock, which represents approximately 2.0% of the total number of shares of our common stock outstanding as of July 2, 2007, and the maximum amount of Cash Bonuses payable pursuant to the Offer will be approximately $4.0 million in the aggregate. We believe that our existing and future cash and cash equivalents will be adequate to fund these payments.

10.	Amended Eligible Options Will Not Differ from Eligible Options

Except for the increased exercise price per share, each Eligible Option that is amended pursuant to the Offer will continue to remain subject to the same terms and conditions as in effect for that option immediately prior to its amendment. However, to the extent an Eligible Option was an incentive stock option prior to amendment pursuant to this Offer, such amended option will be deemed to be a non-qualified option as of the original grant date, and to the extent an Eligible Option was a non-qualified option prior to amendment pursuant to this Offer, such amended option will remain a non-qualified option. Except for the foregoing, no change to the vesting schedule will occur by reason of the amendment, and the exercise period, option term and other conditions of the Eligible Options will remain unchanged.

11.	Information Concerning HCC

We are a Delaware corporation, which was formed in 1991. Its predecessor corporation was formed in 1974. Our principal executive offices are located at 13403 Northwest Freeway, Houston, Texas 77040, and our telephone number is (713) 690-7300. We maintain an Internet web-site at www.hcc.com. The reference to our Internet web-site address in this Offer to Amend does not constitute the incorporation by reference of the information contained at the web-site in this Offer to Amend. We will make available, free of charge through publication on our Internet web-site, a copy of our Annual Report on Form 10-K and quarterly reports on Form 10-Q and any current reports on Form 8-K or amendments to those reports, filed with or furnished to the Securities and Exchange Commission as soon as reasonably practicable after we have filed or furnished such materials with the Securities and Exchange Commission.

We provide specialized property and casualty, surety, and group life, accident and health insurance coverages and related agency and reinsurance brokerage services to commercial customers and individuals. We concentrate our activities in selected, narrowly defined, specialty lines of business. We operate primarily in the United States, the United Kingdom, Spain, Bermuda and Ireland. Some of our operations have a broader international scope. We underwrite insurance both on a primary basis, where we insure a risk in exchange for a premium, and on a reinsurance basis, where we insure all or a portion of another insurance company’s risk in exchange for all or a portion of the premium. We market our products both directly to customers and through a network of independent and affiliated brokers, producers and agents.

Since our founding, we have been consistently profitable, generally reporting annual increases in total revenue and shareholders’ equity. During the period 2002 through 2005, which is the latest period for which industry information is available, we had an average statutory combined ratio of 89.8% versus the less favorable 101.7% (source: A.M. Best Company, Inc.) recorded by the U.S. property and casualty insurance industry overall. During the period 2002 through 2006, our gross written premium increased from $1.2 billion to $2.2 billion, an increase of 83%, while net written premium increased 232% from $545.9 million to $1.8 billion. During this period, our revenue increased from $666.8 million to $2.1 billion, an increase of 211%. During the period December 31, 2002 through December 31, 2006, our shareholders’ equity increased 131% from $884.7 million to $2.0 billion and our assets increased 105% from $3.7 billion to $7.6 billion.

Our insurance companies are risk-bearing and focus their underwriting activities on providing insurance and/or reinsurance in the following lines of business:

•	Diversified financial products

•	Group life, accident and health

•	Aviation

•	London market account

•	Other specialty lines

Our operating insurance companies are rated “AA (Very Strong)” (3rd of 22 ratings) by Standard & Poor’s Corporation and AA- (Very Strong) by Fitch Ratings (4th of 24 ratings). Avemco Insurance Company, HCC Life Insurance Company, Houston Casualty Company and U.S. Specialty Insurance Company are rated “A+ (Superior)”

(2nd of 16 ratings) by A.M. Best Company, Inc. American Contractors Indemnity Company, Perico Life Insurance Company, United States Surety Company and HCC Insurance Company are rated “A (Excellent)” (3rd of 16 ratings). Standard & Poor’s, Fitch Ratings and A.M. Best are nationally recognized independent rating agencies. These financial strength ratings are intended to provide an independent opinion of an insurer’s ability to meet its obligations to policyholders and are not evaluations directed at investors.

Our underwriting agencies underwrite on behalf of our insurance companies and in certain situations for other non-affiliated insurance companies. They receive fees for these services and do not bear any of the insurance risk of the companies for which they underwrite. Our underwriting agencies generate revenues based on fee income and profit commissions and specialize in contingency (including contest indemnification, event cancellation and weather coverages); directors’ and officers’ liability; individual disability (for athletes and other high profile individuals); kidnap and ransom; employment practices liability; marine; professional indemnity; public entity; mortgage, residual value and title insurance; and other specialty lines of business. Our principal underwriting agencies are Covenant Underwriters, G.B. Kenrick & Associates, HCC Global Financial Products, HCC Indemnity Guaranty Agency, HCC Specialty Underwriters, Professional Indemnity Agency, and RA&MCO Insurance Services.

Our brokers provide reinsurance and insurance brokerage services for our insurance companies, agencies and our clients and receive fees for their services. A reinsurance broker structures and arranges reinsurance between insurers seeking to cede insurance risks and reinsurers willing to assume such risks. Reinsurance brokers do not bear any of the insurance risks of their client companies. They earn commission income, and to a lesser extent, fees for certain services, generally paid by the insurance and reinsurance companies with whom the business is placed. Insurance broker operations consist of consulting with retail and wholesale clients by providing information about insurance coverage and marketing, placing and negotiating particular insurance risks. Our brokers specialize in placing insurance and reinsurance for group life, accident and health, surety, marine, and property and casualty lines of business. Our brokers are Rattner Mackenzie, HCC Risk Management and Continental Underwriters.

Summary Financial Data.  The following sets forth our summary consolidated financial data as of and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 and the three months ended March 31, 2007 and 2006. The financial data has been derived from our audited consolidated financial statements or our unaudited interim consolidated financial statements for the periods specified. In the opinion of management, the summary consolidated financial data as of and for the three months ended March 31, 2007 and 2006 include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented. Financial results for the three-month periods may not be indicative of financial results for the full year and historical results of operations may not be indicative of results to be expected for any future period.

You should read this information in conjunction with our consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on From 10-Q for the quarter ended March 31, 2007.

	Three Months Ended
	March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)	(Unaudited)
	(In thousands, except per share data(1))

Revenue
Net earned premium	$497,600	$380,571	$1,709,189	$1,369,988	$1,010,692	$738,272	$505,521
Fee and commission income	32,125	31,669	137,131	132,628	183,802	142,615	116,090
Net investment income	49,467	36,581	152,804	98,851	64,885	47,335	37,755
Net realized investment gain (loss)	(555)	(1,298)	(841)	1,448	5,822	527	453
Other operating income	18,585	18,750	77,012	39,773	19,406	13,215	6,985

Total revenue	597,222	466,273	2,075,295	1,642,688	1,284,607	941,964	666,804

Expense
Loss and loss adjustment expense, net	300,472	222,067	1,011,856	919,697	645,230	488,000	307,143
Policy acquisition costs, net	89,099	76,232	319,885	261,708	222,323	137,212	99,521
Other operating expense	57,641	47,333	222,324	180,990	168,045	144,574	101,513
Interest expense	3,303	2,154	11,396	7,684	8,374	7,453	8,301

Total expense	450,515	347,786	1,565,461	1,370,079	1,043,972	777,239	516,478

Earnings from continuing operations before income tax expense	146,707	118,487	509,834	272,609	240,635	164,725	150,326
Income tax expense on continuing operations	50,017	39,345	167,549	84,177	81,940	59,382	52,372

Earnings from continuing operations	96,690	79,142	342,285	188,432	158,695	105,343	97,954
Earnings from discontinued operations, net of income taxes(2)	—	—	—	2,760	4,004	36,684	6,365

Net earnings	$96,690	$79,142	$342,285	$191,192	$162,699	$142,027	$104,319

Basic earnings per share data:
Earnings from continuing operations	$0.86	$0.71	$3.08	$1.78	$1.63	$1.11	$1.05
Earnings from discontinued operations(2)	—	—	—	0.03	0.04	0.39	0.07

Net earnings	$0.86	$0.71	$3.08	$1.81	$1.67	$1.50	$1.12

Weighted average shares outstanding	111,959	111,014	111,309	105,463	97,257	94,919	93,338

Diluted earnings per share data:
Earnings from continuing operations	$0.83	$0.68	$2.93	$1.72	$1.61	$1.09	$1.04
Earnings from discontinued operations(2)	—	—	—	0.03	0.04	0.38	0.07

Net earnings	$0.83	$0.68	$2.93	$1.75	$1.65	$1.47	$1.11

Weighted average shares outstanding	117,009	116,896	116,736	109,437	98,826	96,576	94,406

Cash dividends declared, per share	$0.100	$0.075	$0.375	$0.282	$0.213	$0.187	$0.170

	Three Months Ended
	March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)	(Unaudited)
	(In thousands, except per share data(1))

Balance sheet data (at end of period):
Total investments	$4,183,056	$3,364,334	$3,927,995	$3,257,428	$2,468,491	$1,707,300	$1,177,775
Premium, claims and other receivables	771,462	855,880	864,705	884,654	891,360	934,252	789,226
Reinsurance recoverables	1,058,667	1,349,351	1,169,934	1,361,983	1,104,026	900,775	797,195
Ceded unearned premium	224,235	239,530	226,125	239,416	311,973	291,591	164,224
Goodwill	742,607	531,286	742,677	532,947	444,031	388,023	335,288
Total assets	7,632,092	7,106,318	7,630,132	7,028,800	5,900,568	4,883,345	3,738,963
Loss and loss adjustment expense payable	3,113,496	2,837,495	3,097,051	2,813,720	2,089,199	1,525,313	1,158,915
Unearned premium	917,728	825,375	920,350	807,109	741,706	592,311	331,050
Premium and claims payable	554,272	735,131	646,224	753,859	766,765	784,038	759,910
Notes payable	298,281	309,426	308,887	309,543	311,277	310,404	230,027
Shareholders’ equity	2,132,449	1,758,303	2,042,803	1,690,435	1,325,498	1,046,405	884,671
Book value per share(3)	$19.03	$15.82	$18.28	$15.26	$12.99	$10.91	$9.45

(1)	Certain amounts in the 2002 through 2005 selected consolidated financial data have been reclassified to conform to the 2006 presentation. Such reclassifications had no effect on our consolidated net earnings, shareholders’ equity or cash flows.

(2)	We sold our retail brokerage operation, HCC Employee Benefits, Inc., in 2003. The net earnings of HCC Employee Benefits, the 2003 gain on sale and the subsequent gains in 2004 and 2005 from a contractual earnout are classified as discontinued operations. Consistent with this presentation, all pre-sale revenue and expense of HCC Employee Benefits was reclassified to discontinued operations.

(3)	Book value per share is calculated by dividing the sum of outstanding shares into total shareholders’ equity.

Ratio of Earnings to Fixed Charges.  The ratio of our earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended	Year Ended December 31,
	March 31, 2007	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges	34.92	34.24	25.65	21.58	16.66	14.50

In determining the ratio, fixed charges consist of interest expense, including amounts capitalized and amortization of capitalized expenses related to indebtedness, and 33% of rent expenses, which represents a reasonable approximation of the interest factor of rent expenses. Earnings consist of earnings from continuing operations before income tax expense plus fixed charges.

Additional Information.  We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are required to file annual, quarterly and current reports, statements and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Certain information, as of particular dates, concerning our directors and executive officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the Securities and Exchange Commission. We have also filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer to Amend is a part, that includes additional information relating to the Offer.

These reports, statements and other information and Securities and Exchange Commission filings can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at

100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the Securities and Exchange Commission’s customary charges, from the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. You may access our publicly filed documents at this site, including the Tender Offer Statement on Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also go to our website at http://www.hcc.com to access the Tender Offer Statement on Schedule TO and related documents. Reference to our website address in this Offer to Amend does not constitute the incorporation by reference of the information contained at that site into this Offer to Amend.

This Offer to Amend does not contain all of the information contained in the Tender Offer Statement on Schedule TO and the exhibits to the Tender Offer Statement on Schedule TO. We recommend that you review the Tender Offer Statement on Schedule TO, including its exhibits, and the materials identified below in this Section 11 — “Information Concerning HCC” under the heading “Incorporation by Reference” that we have filed with the Securities and Exchange Commission before making a decision on whether to accept the Offer.

Incorporation by Reference.  The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The following documents that have been previously filed with the Securities and Exchange Commission contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the Securities and Exchange Commission under applicable Securities and Exchange Commission rules):

•	Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission on April 1, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 as filed with the Securities and Exchange Commission on May 10, 2007;

•	Our Current Reports on Form 8-K filed on January 3, 2007, January 30, 2007, February 12, 2007, February 20, 2007, February 21, 2007, March 5, 2007, March 13, 2007, April 13, 2007, April 17, 2007, May 8, 2007 and May 14, 2007 (in each case to the extent these items were “filed” with the SEC and not “furnished”).

•	Definitive Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on April 13, 2007; and

•	All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

Any statement contained in any document incorporated by reference into this Offer to Amend shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Amend or any subsequently filed document. You can obtain any of the documents incorporated by reference in this document from the Securities and Exchange Commission’s website at the address described above. You may also request a copy of these filings, other than exhibits to such filings (unless such exhibits are specifically incorporated by reference into such filings), at no cost, by writing or telephoning James L. Simmons at HCC, 13403 Northwest Freeway, Houston, Texas 77040, phone (713) 690-7300.

12.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options

None of our executive officers and none of the members of our board of directors is eligible to participate in the Offer.

On or about December 27, 2006, each of our executive officers and directors who held any options that otherwise would have constituted Eligible Options agreed with us in writing to amend those options to increase the exercise prices of such options to the closing share price of our common stock on the Actual Measurement Dates for such options.

A list of the current members of our board of directors and executive officers is attached as Schedule I to this Offer to Amend. Schedule II to this Offer to Amend sets forth a table indicating the beneficial ownership of our common stock by our current directors and executive officers as of July 2, 2007.

The following are, to the best of our knowledge, the only transactions that we, our directors, our executive officers or the affiliates of any of our directors or executive officers have engaged in that involved options to purchase our common stock or involved a purchase or sale of our common stock during the 60-day period ended July 2, 2007:

On May 9, 2007, the following executives were granted stock options at $31.92 per share:

1)	Barry J. Cook	50,000	Vesting at 16,667 on December 31, 2007; 16,666 on December 31, 2008 and 16,667 on December 31, 2009.
2)	Edward H. Ellis, Jr.	50,000	Vesting at 16,667 on December 31, 2007; 16,666 on December 31, 2008 and 16,667 on December 31, 2009.
3)	Craig J. Kelbel	100,000	Vesting at 25,000 shares each year on February 28, 2008; February 28, 2009; February 28, 2010 and February 28, 2011.
4)	John N. Molbeck, Jr.	150,000	Vesting at 37,500 shares each year on December 31, 2007; December 31, 2008; December 31, 2009 and December 31, 2010.
5)	Michael J. Schell	100,000	Vesting at 25,000 shares each year on June 30, 2008; June 30, 2009; June 30, 2010 and June 30, 2011.

On May 10, 2007, the following directors were granted stock in the amount of $80,000 as part of their annual compensation; priced at $32.00 per share on such date:

1)	Patrick B. Collins	2,500 shares
2)	James R. Crane	2,500 shares
3)	J. Robert Dickerson	2,500 shares
4)	Walter M. Duer	2,500 shares
5)	James C. Flagg	2,500 shares
6)	Allan W. Fulkerson	2,500 shares
7)	Michael A.F. Roberts	2,500 shares
8)	Christopher J.B. Williams	2,500 shares

On May 14, 2007, Mr. Allan W. Fulkerson sold 20,000 shares at $32.54. On May 15, 2007, Mr. Fulkerson exercised 18,750 shares at $18.33 per share and 37,500 shares at $16.80 per share, and he sold these 56,250 shares at $32.53 per share.

On May 17, 2007, Mr. Edward H. Ellis, Jr. exercised 58,125 shares at $17.92 per share. On the same date, Mr. Ellis sold these shares at $32.73. On May 18, 2007, Mr. Ellis exercised, and held, 16,875 shares at $17.92 per share. All shares exercised were from a grant with an expiration date of October 1, 2007.

On May 24, 2007, Mr. James E. Oesterreicher was granted stock in the amount of $76,930 as part of his election/annual board of directors compensation. Priced at $32.82 on such date, Mr. Oesterreicher was awarded 2,344 shares.

On June 18, 2007, Mr. James C. Flagg exercised 18,750 shares at $18.33 per share. On the same date, Mr. Flagg sold these shares at $33.74.

13.	Status of Options Amended by Us in the Offer; Accounting Consequences of the Offer

Eligible Options validly tendered and accepted by us in the Offer will be amended on the Amendment Date to have an increased exercise price per share equal to the closing share price of our common stock on the Actual Measurement Dates for such options. The terms and conditions of each amended Eligible Option resulting from the acceptance of the Offer will not differ from the terms and conditions in effect for that option at the time of acceptance, except for the amended exercise price. However, to the extent an Eligible Option was an incentive stock option prior to amendment pursuant to this Offer, such amended Eligible Option will be deemed to be a non-qualified option as of the original grant date. All Eligible Options, whether or not amended pursuant to the Offer, will continue to remain outstanding options subject to the terms and conditions of the respective Plans under which they were granted and will be deemed to be non-qualified options.

As a result of a voluntary independent investigation by a special committee of our board of directors of our past practices related to granting stock options, which was concluded on November 16, 2006, we recorded non-cash compensation expense in each year from 1997 through 2005, which aggregated $26.6 million. See our Annual Report on Form 10-K for the year ended December 31, 2006 for additional information.

Assuming all of the Eligible Options subject to this Offer are amended, we anticipate that we will pay Cash Bonuses of up to approximately $4.0 million. According to Statement of Financial Accounting Standards No. 123(R) (“FAS No. 123(R)”), Share-Based Payment, a company modifying an award under FAS No. 123(R) would incur non-cash compensation expense for any incremental difference in fair value between the new award and the old award, measuring the old award’s fair value immediately before the modification. Because we will pay a Cash Bonus in connection with the amendment of Eligible Options that are tendered, the modified awards will result in a higher fair value than the original awards. In our 2006 consolidated financial statements, we recognized compensation expense and accrued a corresponding liability to cover such payments.

14.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our amending the Eligible Options to have an increased exercise price per share or paying the Cash Bonuses, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment of those options or the payment of the Cash Bonuses as contemplated herein, except as contemplated by the Tender Offer Statement on Schedule TO. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the Eligible Options submitted for amendment under the Offer or the payment of the Cash Bonuses pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or taken without substantial conditions or that the failure to obtain any such approval or take other action might not result in adverse consequences to our business. Our obligation to amend Eligible Options is subject to certain conditions, including the conditions described in Section 7 — “Conditions of the Offer”.

15.	Material U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Bonuses. Foreign, state and local tax consequences are not addressed.

Acceptance of Offer.  If you accept the Offer to amend an Eligible Option, you will not recognize any taxable income with respect to such Eligible Option for U.S. federal income tax purposes at the time of your acceptance.

Amendment of Option.  The amendment of your Eligible Option is not a taxable event for U.S. federal income tax purposes.

Exercise of Amended Eligible Option.  Your amended Eligible Option will be taxable as a non-qualified stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of your amended Eligible Option, you will recognize immediate taxable ordinary income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and we must collect the applicable withholding taxes with respect to such income.

Sale of Acquired Shares.  The subsequent sale of the shares acquired upon the exercise of your amended Eligible Option will give rise to a taxable gain to the extent the amount realized upon that sale exceeds the sum of (i) the exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your amended Eligible Option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the amended Eligible Option is exercised to acquire those shares.

Cash Bonus.  You will be immediately taxed upon receipt of each payment of the Cash Bonus. The payment will constitute wages for tax withholding purposes, but will not be eligible for 401(k) matching contribution purposes. Accordingly, we must withhold all applicable federal, state and local income and employment withholding taxes as well as all applicable foreign taxes and payments required to be withheld with respect to such payment, and you will receive only the portion of the payment remaining after those taxes have been withheld.

Foreign Taxation.  If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a HCC option grant and/or your participation in the Offer. You should be certain to consult your personal tax advisors to discuss these consequences.

We recommend that you consult your own tax advisors with respect to the foreign and U.S. federal, state and local tax consequences of participating in the Offer.

16.	Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 — “Conditions of the Offer” has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance and amendment of any Eligible Options by making a public announcement thereof.

We also expressly reserve the right, in our discretion, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and amendment of any Eligible Options with respect to which the Offer has been accepted upon the occurrence of any of the conditions specified in Section 7 — “Conditions of the Offer”, by making a public announcement thereof. Our reservation of the right to delay our acceptance and amendment of the accepted Eligible Options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the accepted Eligible Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the public announcement will be issued no later than 8:00 a.m., Central Time (9:00 a.m., Eastern Time), on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

(1) we change the terms of the proposed amendment of the Eligible Options, or increase or decrease the amount of the Cash Bonus to be paid to the holders of Eligible Options; or

(2) we decrease the number of Eligible Options eligible to be accepted for amendment in the Offer.

17.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting or recommending submissions of Eligible Options for amendment pursuant to the Offer. We expect that certain of our officers and employees will, in the normal scope of their employment, participate in the distribution of this Offer to Amend, the related Letter of Transmittal and the Option Summaries and the dissemination of any additional information about the Offer that we may announce publicly. We do not intend to pay any such officer or employee any additional consideration for any such services.

18.	Forward-Looking Statements; Miscellaneous

This Offer to Amend and the documents referred to above and incorporated by reference in this Offer to Amend may contain “forward-looking” statements and information, which involve risks and uncertainties. Actual future results may differ materially. Statements indicating that we “anticipate,” “expect,” “intend,” “estimate,” “believe,” “are planning” or “plan to” are forward-looking, as are other statements concerning future financial results, product offerings or other events that have not yet occurred. There are several important factors that could cause actual results or events to differ materially from those anticipated by the forward-looking statements. Such factors include those described in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006 under the heading “Risk Factors.” Although we have sought to identify the most significant risks to our business, we cannot predict whether, or to what extent, any of such risks may be realized. We also cannot assure you that we have identified all possible issues which we might face. We undertake no obligation to update any forward-looking statements that we make, except as required by applicable law. We confirm that we will comply with Rule 13e-4(d)(2) and Rule 13e-4(e)(3) of the Exchange Act with respect to the information presented to security holders.

The safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act. The Act does not provide this protection for transactions such as the Offer, to the extent it constitutes a tender offer, and may not be available for our forward-looking statements contained in this document.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will acceptances of the Offer be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal. If anyone makes any representation to you or gives you any information different from the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether or not you should accept the Offer. You should rely only on the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal or to which we have referred you.

HCC INSURANCE HOLDINGS, INC.

July 9, 2007

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF HCC

The directors and executive officers of HCC and their respective positions and offices as of July 9, 2007 are set forth in the following table. The business address of each of our directors and executive officers is c/o HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040.

Name	Position and Offices Held

Frank J. Bramanti	Director, Chief Executive Officer
Patrick B. Collins	Director
James R. Crane	Director
J. Robert Dickerson	Director, Chairman of the Board
Walter M. Duer	Director
Edward H. Ellis, Jr.	Director, Executive Vice President and Chief Financial Officer
James C. Flagg, Ph.D.	Director
Allan W. Fulkerson	Director
John N. Molbeck, Jr.	Director, President and Chief Operating Officer
James E. Oesterreicher	Director
Michael A. F. Roberts	Director
Christopher Williams	Director
Barry J. Cook	Executive Vice President
Craig J. Kelbel	Executive Vice President
Michael J. Schell	Executive Vice President
Robert F. Thomas	Executive Vice President
Pamela J. Penny	Senior Vice President
Randy D. Rinicella	Senior Vice President and General Counsel

SCHEDULE II

BENEFICIAL OWNERSHIP OF HCC SECURITIES BY
DIRECTORS AND EXECUTIVE OFFICERS OF HCC

The following table provides the aggregate number and percentage of shares of our common stock that were beneficially owned by our directors and executive officers and their respective associates, if any, as of July 5, 2007. For purposes of this table, and in accordance with Securities and Exchange Commission rules, shares of common stock are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. A person is also considered to beneficially own shares of common stock that he or she has the right to acquire within 60 days after July 5, 2007, in accordance with Rule 13d-3 under the Exchange Act.

Directors and Executive Officers

	Beneficially Owned
Name of Beneficial Owner(1)	Number	Percentage

Frank J. Bramanti(2)	308,918	*
Patrick B. Collins(3)	112,500	*
James R. Crane(4)	133,750	*
J. Robert Dickerson(5)	148,250	*
Walter M. Duer(6)	48,750	*
Edward H. Ellis, Jr.(7)	187,542	*
James C. Flagg, Ph.D.(8)	68,750	*
Allan W. Fulkerson(9)	91,325	*
John N. Molbeck, Jr.(10)	94,166	*
James E. Oesterreicher	2,344	*
Michael A. F. Roberts(11)	86,250	*
Christopher Williams	2,500	*
Barry J. Cook(12)	47,050	*
Craig J. Kelbel(13)	20,000	*
Michael J. Schell(14)	175,000	*
Robert F. Thomas(15)	81,251	*
Pamela J. Penny(16)	21,500	*
Randy D. Rinicella	1,075	*
All Directors and Executive Officers as a Group	1,630,921	1.45%

*	Less than 1%

(1)	All persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and subject to the other information contained in the footnotes to this table.

(2)	Includes 87,500 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of July 5, 2007. Includes 1,125 shares owned of record by Mr. Bramanti’s wife in trust for their children and 2,468 shares owned of record by their children. Mr. Bramanti disclaims beneficial ownership of such shares.

(3)	Includes 87,500 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of July 5, 2007.

(4)	Includes 31,250 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of July 5, 2007.

(5)	Includes 87,500 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of July 5, 2007.

(6)	Includes 44,250 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of July 5, 2007. Includes 2,000 shares owned of record by a family limited partnership. Another 7,500 shares become exercisable on August 26, 2007.

(7)	Includes 169,167 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of July 5, 2007. Includes 375 shares owned of record by Mr. Ellis’ wife. Mr. Ellis disclaims beneficial ownership of these shares.

(8)	Includes 66,250 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of July 5, 2007.

(9)	Includes 31,250 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of July 5, 2007. Includes 7,500 shares owned of record in Mr. Fulkerson’s IRA.

(10)	Includes 94,166 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of July 5, 2007.

(11)	Includes 83,750 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of July 5, 2007.

(12)	Includes 40,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days of July 5, 2007.

(13)	Includes 20,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days of July 5, 2007.

(14)	Includes 175,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days of July 5, 2007.

(15)	Includes 81,251 shares issuable upon exercise of outstanding options that are exercisable within 60 days of July 5, 2007.

(16)	Includes 21,500 shares issuable upon exercise of outstanding options that are exercisable within 60 days of July 5, 2007. Another 7,500 become exercisable on August 26, 2007.